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                                                                     EXHIBIT 2.1

                        ASSET SALE AND PURCHASE AGREEMENT

         This ASSET SALE AND PURCHASE AGREEMENT (hereinafter, the "Agreement") is entered on the 26th day of February 2001 between Campbell Bewley, Inc., a Massachusetts corporation ("Buyer") and Wall Street Deli, Inc., a Delaware corporation ("WSDI"), and Sandwich Chef of Illinois, Inc., an Illinois corporation and wholly-owned subsidiary of WSDI ("SCII") (each of WSDI and SCII individually referred to as a "Seller" and collectively referred to as "Sellers") for the assignment and assumption of rights and duties under certain leases, and the sale and purchase of certain assets. Campbell Bewley Group Limited, joins in the execution of this Agreement solely to confirm its obligations pursuant to Paragraph 8.f of this Agreement.

                                    RECITALS

         WHEREAS, WSDI is the lessee under certain leases and is the owner of certain assets located at those certain premises identified on Schedules "A-1," "A-2," "A-3," "A-4," and "A-5" hereto; and

         WHEREAS, SCII, is the lessee under certain leases and is the owner of certain assets located at those certain premises identified on Schedules "A-6" and "A-7" hereto; and

         WHEREAS, WSDI is currently operating a delicatessen and sandwich shop and catering business at each of the respective premises identified on Schedules "A-1" through "A-7" (each "a Leased Premise" and collectively "the Leased Premises") under the trade name Wall Street Deli (R); and

         WHEREAS, WSDI is the lessee of certain equipment, furniture and fixtures under leases identified on Schedules "D-1" through "D-7" hereto (hereinafter referred to collectively as the "Equipment Leases") with respect to equipment, furniture and fixtures used in the conduct of the Sellers' business on the Leased Premises and WSDI is the purchaser of certain goods and services under contracts identified on Schedules "E-1" through "E-7" (collectively, the "Supply Contracts"), which goods and services are used in the conduct of Sellers' business on the Leased Premises; and

         WHEREAS, WSDI and SCII are the owners of leasehold improvements, furniture, fixtures, furnishings, equipment, spare parts, packaging and loose tools identified on Schedules "B-1" through "B-7" hereto, and inventory used in the conduct of the Sellers' business on the Leased Premises, (collectively such leasehold improvements, furniture, fixtures, furnishings, equipment, inventory, spare parts, packaging, loose tools and all other items of tangible property used by Seller in the conduct of its business at any of the Leased Premises and not sold in the ordinary course of business are referred to as the "Tangible Assets"); and

         WHEREAS, Sellers desire to assign the Premises Leases, the Equipment Leases and the Supply Contracts and sell the Tangible Assets to Buyer and the Buyer desires to accept Sellers' assignment of the Premises Leases, the Equipment Leases and the Supply Contracts (which Buyer elects to assume pursuant to Paragraph 1.b(6) of this Agreement) and to purchase the Tangible Assets from the Sellers on the terms and conditions set forth in this Agreement;

         NOW THEREFORE, for and in consideration of the payment of the Purchase Price set forth herein, along with the mutual covenants, representations and warranties set forth in this Agreement, the Buyer and the Sellers hereby agree as follows:

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1.       Sale and Purchase of Assets.

a. At the Closing as herein below provided, Sellers shall assign to the Buyer for each respective Leased Premises the Premises Lease, Equipment Leases and such of the Supply Contracts designated by Buyer in writing at least five (5) days prior to Closing. Sellers shall sell the Tangible Assets, located in or on each respective Leased Premises to Buyer. Buyer shall assume the Sellers' obligations under the Premises Leases, Equipment Leases, and such designated Supply Contracts. Buyer shall purchase the Tangible Assets located in or on each respective Leased Premises from the Seller, free of all liabilities and encumbrances, upon the terms and conditions set out in this Agreement.

b. The assets to be sold and transferred by Sellers and acquired by Buyer as to each Leased Premises are:

         (1) Premises Lease. The rights of the Seller under the lease to the respective Leased Premises;

         (2) Equipment Leases. The rights of the Seller as the lessee under any and all operating leases or capital leases of equipment, furniture and fixtures located within the respective Leased Premises;

         (3) Fixtures, etc. All furniture, fixtures, furnishings, and other equipment used by Seller in the conduct of the business (these assets are included in the Tangible Assets);

         (4) Leasehold Improvements. Any additions to or customer build-out of the Leased Premises (these assets are included in the Tangible Assets);

         (5) Inventory. All inventory consisting of all food and non-food items, consumables and supplies located on the respective Leased Premises as of Closing.

         (6) Supply Contracts. As to each of the Supply Contracts which Buyer elects to acquire by written notice to the Sellers not less than five (5) days prior to the Closing, the Sellers' rights under such Supply Contracts as are assignable to the Buyer.

         (7) Permits and Licenses. Set forth on Schedules "F-1" through "F-7" hereto is a listing of all governmental permits or licenses under which Seller is operating its business at each Leased Premises, respectively. To the extent transferable or assignable, any and all such licenses and permits shall be assigned, conveyed and transferred to Buyer at Closing. To the extent said licenses or permits are not assignable or transferable, Seller will execute any documents necessary to facilitate issuance of any necessary licenses to the Buyer. Application for the transfer and/or issuance of any licenses necessary for the Buyer to operate businesses on the Leased Premises shall be the responsibility and expense of the Buyer.

         (8)      Instruments of Transfer.  At the Closing:

                  (i) Sellers will sell to Buyer and Buyer will purchase from Sellers the respective Tangible Assets of the Sellers, said sale and purchase to be evidenced by a Blanket Bill of Sale and Conveyance in substantially the form annexed hereto as Exhibit "1" for each Leased Premises;


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                  (ii)     Sellers will assign to Buyer and Buyer will assume
                           each respective Premises Lease pursuant to an Assignment and Assumption Agreement in substantially the form annexed hereto as Exhibit "2"; and

                  (iii) Sellers will assign to Buyer, and Buyer will assume each respective Seller's Equipment Leases and Supply Contracts (which Buyer has elected to acquire) pursuant to an Assignment and Assumption Agreement of the form Annexed as Exhibit "3" hereto.

2. License of Seller's Trade Name, Trademarks or Service Marks. At the Closing, Buyer and Seller shall enter into a Trademark Licensing Agreement in substantially the form attached hereto as Exhibit "4" pursuant to which the Buyer shall have use of Seller's Trademarks and Tradename as set forth in the Trademark Licensing Agreement. The execution and delivery of the Trademark Licensing Agreement is a condition precedent to the Buyer's obligations to close under this Agreement.

3. Purchase Price. The total Purchase Price for the assignment of the rights pursuant to the Premises Leases, Equipment Leases and Supply Contract and for the sale and purchase of the of the Tangible Assets, all as described in Paragraph 1.b shall be Eight Hundred Fifty Thousand and 00/100 Dollars (US $850,000.00), adjusted as provided in Paragraph 4 below, and will be paid to Sellers at Closing by cashier's check or other good funds.

4. Adjustments to Purchase Price. At the Closing, the Purchase Price shall be adjusted for the items listed below. If the amount of any of these items are not known or cannot be determined as of the Closing, the parties will effect such payment promptly upon the determination thereof.

         a. all Rent shall be pro-rated between the Buyer and the Sellers, with the Buyer being responsible for all Rent accruing after the date of the Closing;

         b. any Percentage Rent accrued but not yet paid under any of the Premises Leases as of the Closing Date will be credited to the Buyer;

         c. personal property taxes shall be prorated between the Buyer and Sellers as of the date of Closing, based upon the most recent available business property tax bill or statement;

         d. deposits with utilities, security deposits, and other deposits assumed by the Buyer (if any) shall be credited to the applicable Seller;

         e. any utilities separately metered and paid by the Seller will be transferred to the account of the Buyer as of the date of Closing, with Sellers responsible for the payment of charges incurred prior to the Closing date;

         f. any insurance reimbursement due Sellers for any loss or damage caused by fire, wind, flood, water damage or other natural calamity at any Leased Premises (any such event hereinafter referred to as a "Casualty Event") occurring between the date of this Agreement and the Closing as to which Buyer in its discretion has determined as not sufficiently severe to


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                  terminate or interrupt the business being conducted at such
                  Leased Premises shall be credited to the Buyer;

         g. any escrows pursuant to Paragraph 8.c or Paragraph 17.b. of this Agreement; and

         h. any amount required to be spent by Buyer to bring any Leased Premise into compliance with the requirements of applicable law or regulation following any governmental inspection or investigation prior to Closing or with the requirement of the relevant Lease.

5. Excluded Assets. Notwithstanding anything to the contrary contained herein, the Tangible Assets to be conveyed at the Closing shall not include any cash in cash registers, bank accounts, refundable deposits, tax refunds, corporate records and accounts receivable attributable to Sellers' operation of the Leased Premises prior to the Closing.

6. Time and Place of Closing. The Closing shall take place at 10:00 a.m. on the later to occur of (i) February 28, 2001 and (ii) the first business day following the satisfaction of all conditions precedent to closing set forth in this Agreement (but in no event later than March 31, 2001). Buyer and Sellers anticipate that the transaction contemplated by this Agreement will be closed by the use of courier, electronic mail, facsimile transmission, wire transfer of funds and other available means of simultaneous communication while the parties to this Agreement are physically in different locations. The parties may agree, by written amendment to this Agreement to instead hold an in- person Closing at a time and place mutually agreed upon by the parties. In the event the Closing does not occur on February 28, 2001, the Buyer and the Sellers agree to use diligent efforts to cooperate in obtaining any requisite third party consents and approvals including any governmental licenses and permits. The Closing may be adjourned to another date and/or time, or relocated to another location, but only upon Buyer's and Sellers' written consent. The foregoing notwithstanding, if the Closing has not occurred by March 31, 2001, Buyer or WSDI can, by written notice to the other parties, terminate this Agreement and in the event of such a termination, no party shall have any further obligation or liability hereunder.

7.       Disclaimer by Buyer; Mutual Indemnification.

a. THE ONLY OBLIGATIONS OF THE SELLERS BEING ASSUMED BY THE BUYER PURSUANT TO THIS AGREEMENT ARE OBLIGATIONS OF SELLERS ARISING ON AND AFTER THE DATE OF CLOSING UNDER THE PREMISES LEASES, THE EQUIPMENT LEASES AND SUCH OF THE SUPPLY CONTRACTS AS BUYER EXPRESSLY ASSUMES AT THE CLOSING. BUYER DISCLAIMS ANY RESPONSIBILITY FOR ALL OTHER OBLIGATIONS AND LIABILITIES OF SELLERS FOR WHICH THE SELLERS ACKNOWLEDGE THEY REMAIN LIABLE.

b. Buyer will indemnify, hold harmless and defend Sellers and Sellers' respective successors, transferees and assigns from and against any liability for the Buyer's non-payment or other breach of any obligation assumed pursuant to any Premises Lease, Equipment Lease or Supply Contract. This indemnity shall survive the Closing of the transaction contemplated by this Agreement.

c. Each Seller will, jointly and severally, indemnify, hold harmless and defend Buyer and Buyer's successors, transferees and assigns from and against any loss, damage, claim or liability arising from


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         any obligation of Sellers not expressly assumed by the Buyer pursuant to this Agreement. This indemnity shall survive the Closing of the transaction contemplated by this Agreement.

8.       Conditions Precedent to the Parties Obligations to Close.

a. The parties' respective obligations to close the transaction contemplated by this Agreement are contingent upon:

         (1) Approval by the applicable Landlord of the assignment of the Premises Lease for the Mercantile Exchange described on Schedule "A-4" and at least five (5) of the other six (6) Premises Leases along with the conveyance of the Tangible Assets located on those Leased Premises, and the assignment of the Equipment Leases associated with the respective Leased Premises being assigned; and

         (2) receipt of a written instrument evidencing said Landlord's approval of the assignment of the Premises Lease in a form reasonably satisfactory to Buyer, said approval to contain estoppel provisions acceptable to the Buyer.

b. The form of Assignment and Assumption Agreement attached as Exhibit "2" is deemed acceptable to Buyer, and the form of Consent and Lease Estoppel attached as Exhibit "5" is deemed acceptable to Buyer for purposes of this Paragraph 8.

c. In the event that the Buyer is obligated to close even though the Landlord's consent for the assignment of the seventh Premises Lease has not been delivered, $100,000.00 of the Purchase Price shall be deposited into escrow with the Buyer's counsel pursuant to a mutually satisfactory Escrow Agreement. The Seller agrees to continue in good faith after the Closing to seek the remaining Landlord's consent to the assignment of the remaining Premises Lease. This obligation shall survive the Closing. Upon receipt of the remaining Landlord's consent, the remaining Premises Lease and related Equipment Leases will be assigned to the Buyer and the associated Tangible Assets will be conveyed to the Buyer, at which time the $100,000.00 withheld from the Purchase Price held by the Escrow Agent will be paid to the Seller.

d. Buyer agrees to cooperate and assist with the Sellers' efforts to secure Lease Assignments and Landlord consents required to satisfy this contingency. Buyer further agrees to provide any Landlord with such financial statements and other information as any Landlord may reasonably request for said Landlord's use in considering the request for an assignment of the Premises Lease. Such information shall be provided to said Landlord as soon as practicable following Buyer's receipt of Landlord's request for the information.

e. The parties agree that to facilitate the approval by a Landlord, upon request of a Landlord, an Assignment and Assumption Agreement with respect to a Leased Premises will be executed by the appropriate Seller and Buyer prior to the closing for submission to such Landlord's review and consent. However, such an executed Assignment and Assumption Agreement will be deemed as between the parties as not delivered until all other closing conditions and deliveries have been satisfied. All fully executed Lease Assignments and Landlord's consents will be returned to the Buyer's attorney and held in escrow by Buyer's attorney pending Closing.


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f.       If required as a condition of any of the Landlord's consent to the assignment of any Premises Lease, Campbell Bewley Group Limited, Dublin, Ireland, (the Buyer's parent company) shall execute a guarantee of the Buyer's performance of the obligations of the Tenant under the Premises Lease arising on and after the Closing Date, said guarantee to be in form and substance reasonably acceptable to Buyer and Campbell Bewley Group Limited. Campbell Bewley Group Limited, has executed this Agreement solely to acknowledge its responsibility under this Paragraph 8.f.

9.       Additional Conditions Precedent to Buyer's Obligation to Close.

         a. The Buyer's obligation to close the transaction contemplated under this Agreement shall be further contingent upon the Buyer's ability to hire or retain managers and employees necessary for Buyer's operation of the business at each Leased Premises. Sellers will deliver to Buyer, as soon as is practicable after the execution of this Agreement, a list of Sellers' employees employed at each of the Leased Premises, identified by position, along with identification of the employees' duties, wages and benefits (the "Employees"). Sellers agree that, following the execution of this Agreement by all parties, Buyer may contact the Employees regarding employment by the Buyer following the Closing. Buyer agrees to use its best efforts to identify, and hire, or arrange to hire such of the Employees as it deems reasonably necessary for the operation of the Leased Premises. Seller agrees that, for a period of 60 days following the closing, it will not solicit or hire any Employees hired by Buyer.

         b. The Buyer's obligation to close the transaction contemplated under this Agreement shall be further contingent upon the Buyer's receipt of all necessary governmental licenses or permits which Buyer believes are necessary for the operation of the delicatessen and sandwich shop and catering business by Buyer at each Leased Premise on or after the Closing. Buyer agrees to use commercially reasonably efforts to apply for and obtain all such licenses and permits promptly following the execution and delivery of this Agreement.

10. Catering Business. During the six-month period ended December 31, 2000, Sellers' catering sales at the Leased Premises were, in the aggregate $303,692.31. Set forth on Schedules G-1 through G-7 hereto is a listing of each customer, its address and telephone number who represented at least $1,000.00 of catering sales at the respective Leased Premises during said six-month period and the cumulative amount of such customer's sales during said six-month period. Seller agrees and covenants that, for a period of one hundred and twenty (120) days following the Closing, (i) any inquiry from any such customer identified on Schedules G-1 through G-7 who contact the Seller through its toll-free number to provide catering services will be referred to the Buyer's telephone number for the Leased Premises and (ii) Seller will not solicit, request or otherwise contact any such customer for purposes of obtaining catering business therefrom.

11. Conduct of Business Prior to Closing. Sellers agree that between the date hereof and the Closing they will conduct business at each of the Leased Premises only in the usual course of business, consistent with past practice and except with the prior written consent of the Buyer, which consent will not be unreasonably withheld, the Sellers will not:

a. amend, modify or otherwise change any of the terms of any of the Premises Leases, Equipment Leases or Supply Contracts;


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b.       waive, consent to or agree to waive or consent to any failure of performance by any contracting party to any of the Premises Leases, Equipment Leases or Supply Contracts;

c. fail to maintain the physical and sanitary condition of each of the Leased Premises;

d. take any action, or omit to take any action, which would constitute a default on its part under any Premises Lease, Equipment Lease or Supply Contract;

e. dispose of any equipment, furniture or fixtures located at the Leased Premises or dispose of any Inventory except in the ordinary course of business; or

f. fail to inform the Buyer of any of the foregoing or of any casualty event at any of the Leased Premises.

12. Documents to Be Delivered to Buyer at the Closing. At the Closing, Sellers shall deliver to Buyer, properly executed, the following documents (collectively referred to as the "Sellers' Documents):

a.       all Bills of Sale with warranties and affidavit of title;

b.       Assignments and Assumptions of the Premises Leases for a minimum of six
         (6) of the seven (7) Leased Premises, to include the Mercantile Exchange Premises Lease described on Schedule "A-4";

c.       Landlord consents for the Premises Leases being assigned;

d. all other consents of parties to Supply Contracts and Equipment Leases and Assignments thereof as may be needed for the Leased Premises being conveyed to Buyer, all in form and substance reasonably satisfactory to Buyer;

e.       the Trademark Licensing Agreement;

f. a certificate of an executive officer of each Seller, as applicable that the Sellers' representations and warranties set forth in Paragraphs 14.a through 14.n remain true and correct as of the date of Closing and further that there have been no material adverse changes in any of the Leased Premises between the execution of this Agreement and Closing and that there has been no Casualty Event affecting any of the Leased Premises between the execution of this Agreement and the Closing.

13. When Title Passes. Upon the delivery of the Sellers' Documents to the Buyer and payment of the Purchase Price by Buyer to Seller, this sale shall close, and Buyer shall have possession of the Leased Premises, possession of the equipment that is subject to the Equipment Leases assigned to Buyer and title to the Tangible Assets.

14.      Sellers' Representations.  Sellers represent and warrant the following:

a. Good Title. Sellers have good and marketable title to all the Tangible Assets to be sold pursuant to this Agreement, and they are free of any encumbrance.


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b.       Condition of Assets. Tangible Assets will be conveyed in good operating condition, ordinary wear and tear excepted, and will constitute (as to each Leased Premises) all Tangible Assets used in the conduct of Sellers' existing delicatessen and sandwich shop and catering operations located at the Leased Premises.

c. No Defaults. Each Premises Lease is in full force and effect in accordance with its terms and that there are no defaults, or events which, with the giving of notice or passage of time, would constitute defaults, on the part of either Seller or Landlord.

d. Business Contracts. Sellers has not entered into any contracts affecting the business operated on the Leased Premises other than those described in Schedules "E-1" through "E-7" respectively.

e. Payment of Taxes. At the time of Closing, Sellers will have paid all taxes, including without limitation, payroll taxes, withholding taxes, and sales taxes, then due to all federal, state, and local taxing authorities in respect of the operations of the Sellers' business at the Leased Premises.

f. No Judgments, Liens, Etc. No judgments, liens, actions, or proceedings are presently outstanding or pending against the Sellers other than in the usual course of Sellers' business. Sellers each respectively represent and warrant to Buyer that no pending action or proceeding shall encumber any leasehold interests assigned or Tangible Assets transferred pursuant to this Agreement.

g. Due Authorization. This Agreement and the transaction contemplated hereby have been approved by the board of directors of each of the Sellers in accordance with the requirements of the Sellers' respective corporate documents, and the undersigned representatives are duly authorized to execute this Agreement and all other documents necessary to complete this transaction on behalf of the Sellers. No other corporate approvals are required. The Agreement constitutes a valid obligation of each Seller enforceable in accordance with its terms.

h. Due Authority of WSDI. WSDI is a Delaware corporation, in good standing in the State of Delaware and has full corporate power and authority to enter into this Agreement and perform its obligations thereunder.

i. Due Authority of SCII. SCII is an Illinois corporation, is in good standing in the State of Illinois, and has full corporate power and authority to enter into this Agreement and to perform its obligations thereunder.

j. No Violation of Other Agreements. The execution and delivery of this Agreement and the performance of the obligations of WSDI and SCII, respectively, does not violate (i) its charter or bylaws; (ii) any provision of any agreement, indenture, mortgage or other instrument to which it is a party or by which its assets are bound or (iii) any provision of any applicable law or regulation.

k. No Litigation. There is no litigation to which the Sellers, or either of them, is a party affecting the transaction contemplated by this Agreement or Buyer's operation of any of the Leased Premises after Closing.


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l.       No Material Adverse Changes. That the Sellers will immediately notify the Buyer of any material adverse changes in any of the Leased Premises between the execution of this Agreement and the Closing.

m. No Casualty. That the Sellers will immediately notify the Buyer of any Casualty Event affecting any of the Leased Premises between the execution of this Agreement and the Closing.

n. Sales. That set forth on Schedule S is the amounts of sales and operating profits for each Leased Premise for the twenty-six week period ending December 30, 2000 and that since December 30, 2000 there has been no material adverse change in the amounts of such sales and operating profit (on an annualized basis) at each respective Leased Premise except as set forth on said Schedule S.

15.      Buyer's Representations. Buyer represents and warrants the following:

a. That the Buyer is a corporation duly organized and existing under Massachusetts law, and that all necessary authorizations, consents, resolutions authorizing the execution of this Agreement, and the execution of all other documents executed by or on behalf of the Buyer in connection with this Agreement, have been duly adopted by the Buyer and/or the Buyer's directors or shareholders, as applicable.

b. The undersigned representative has been duly authorized to execute all documents necessary to complete this transaction on behalf of the Buyer.

16. Representations to Survive Closing. The representations, warranties and indemnities contained in Paragraphs 7, 14 and 15 shall survive the Closing of the transaction contemplated by this Agreement.

17.      Compliance With Bulk Sales Law; Escrow for Tax Claims.

a. Sellers will comply with any Bulk Sales notification laws of the State of Illinois and/or the City of Chicago or other municipality in which any of the Leased Premises are located, and will comply with statutory provisions requiring notification to the Illinois Department of Revenue and/or the City of Chicago or other municipality in which any of the Leased Premises are located upon the sale or transfer of business assets. Buyer will comply with any statutory provisions requiring notification of the Illinois Department of Revenue and/or the City of Chicago or other municipality in which any of the Leased Premises are located by a buyer of business assets subsequent to the Closing.

b. At the Closing, the Buyers shall deduct from the Purchase Price the aggregate amount of all Illinois state and local governmental claims as to taxes or other amounts due from Seller in respect of the operation of its business at the Leased Premises and shall deposit such amount deducted in escrow with an Escrow Agent (who may be counsel for Buyer) pending receipt of releases of such claims from the respective governmental agency.

18. Risk of Loss or Destruction. Sellers assume all risk of loss or damage caused by any Casualty Event up to the Closing. If any of the Leased Premises or the business conducted thereon by the Sellers is terminated or interrupted before the closing by loss or damage caused by any Casualty Event, at the option of the Buyer, the Closing shall proceed, and in such instance, the Sellers will assign to


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         Buyer at the Closing any and all insurance proceeds accruing to the
         Sellers on account of said loss or damage.

19. Assignment. Buyer may assign the Buyer's rights under this Agreement to any wholly-owned subsidiary of the Buyer (the "Designee"), provided that the Designee shall also assume the Buyer's responsibilities under this Agreement and satisfy the Buyer's Representations and Warranties set forth in Paragraph 15 of this Agreement.

20. Mail Addressed to Seller. Following the closing, Buyer may open all mail addressed to Sellers at any of the Leased Premises. Buyer shall properly forward to Sellers any mail that does not require Buyer's action.

21. Agreement Binding. This Agreement is binding upon and shall inure to the benefit of the parties' transferees, successors, and assigns.

22. Applicable Law. This Agreement shall be construed in accordance with the laws of the state of Illinois without regard to conflict of laws principles.

23. Entire Agreement. This Agreement contains the entire agreement between the parties, on the subject matter hereof and supercedes any other prior understandings, agreements or arrangements whether or not in writing.

24. Amendment and Modification. This Agreement cannot be amended or modified except by another agreement in writing signed by the party sought to be charged therewith or by its duly authorized agent.

25. Multiple Counterparts. To facilitate the execution of this Agreement by persons and entities located in various physical locations, this Agreement may be executed in numerous counterparts, all of which shall constitute one Agreement. The execution by one party of any counterpart shall be sufficient execution by that party whether or not the same counterpart has been executed by any other party. This Agreement shall be come effective when each party has signed at least one counterpart.

26. Exhibits and Schedules. Each and every exhibit and schedule referred to in and/or attached to this Agreement or referred to in and/or attached to another exhibit or schedule to this Agreement is hereby incorporated by reference for all purposes as fully as if such exhibit, and all of its contents, had been repeated verbatim in the body of this Agreement.

27. Further Instruments. The parties hereto agree that from and after the Closing hereof each shall, without further consideration, execute, acknowledge and deliver or cause to be executed, acknowledged or delivered all such further instruments and documents as may be necessary or desirable to effectuate the provisions of this Agreement.

28. Paragraph Headings. The headings above the various paragraphs of this instrument have been included only in order to make it easier to locate the subject covered by each provision and are not to be used in construing this instrument or in ascertaining its meaning.

29. Notices. Any notice, demand or request required or permitted to be delivered hereunder shall be deemed to have been made when delivered in hand or upon the second business day after delivery to a nationally recognized overnight courier service overnight delivery charges paid and addressed as follows:


If to:                                         With a copy to:
Campbell Bewley, Inc.                          Paul Bork, Esq.
51 Melcher Street                              Foley, Hoag & Eliot
Boston, MA 02210                               1 Post Office Square
ATTN:  Michael McAdam, President               Boston, MA 02109

Campbell Bewley Group Limited                  Paul Bork, Esq.
c/o Campbell Bewley, Inc.                      Foley, Hoag & Eliot
51 Melcher Street                              1 Post Office Square
Boston, MA 02210                               Boston, MA 02109

Wall Street Deli, Inc.                         Carolyn Duncan
1 Independence Plaza, Suite 100                Ritchie, Duncan & Godwin
Birmingham, Alabama 35209                      312 23rd Street North
Attention: Jeff Kaufman, President             Birmingham, Alabama 35203

or                                             And a copy to:

Sandwich Chef of Illinois, Inc.                Patrick F. Smith
c/o Wall Street Deli, Inc.                     Strickland, Smith & Wagnon
1 Independence Plaza, Suite 100                4 Office Park Circle, Suite 212
Birmingham, Alabama 35209                      Birmingham, Alabama 35223
Attention: Jeff Kaufman, President

30. Waiver. Any party hereto may, at its option, waive in writing any and/or all of the conditions herein contained of the other party, without invalidating this Agreement, but no waiver of any such condition shall be construed as a continuing waiver of that or any other condition.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on their respective behalf by a duly authorized officer.

EXECUTED BY SELLER THIS THE 26th DAY OF FEBRUARY 2001.
SELLER:

WALL STREET DELI, INC., A DELAWARE CORPORATION
By:   /s/   Jeffrey V. Kaufman
   ---------------------------

SANDWICH CHEF OF ILLINOIS, INC., AN ILLINOIS CORPORATION

By:  /s/  Jeffrey V. Kaufman
   -------------------------
Its: President
    -------------------------

EXECUTED BY BUYER THIS THE 26th DAY OF FEBRUARY 2001.
BUYER:

CAMPBELL BEWLEY, INC., A MASSACHUSETTS CORPORATION

By:       /s/   Michael McAdam
         ---------------------------
         Michael McAdam, President

EXECUTED BY THE UNDERSIGNED, CAMPBELL BEWLEY GROUP LIMITED, THIS 26th DAY OF FEBRUARY, 2001 SOLELY FOR THE PURPOSE OF ACKNOWLEDGING ITS OBLIGATIONS PURSUANT TO PARAGRAPH 8.f OF THE AGREEMENT.

CAMPBELL BEWLEY GROUP LIMITED

BY: /s/  John Cahill
   ----------------------
ITS: Finance Director